Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-266389 on Form S-3 and Nos. 333-279192, 333-256710, and 333-218087 on Form S-8 of our reports dated February 19, 2025, relating to the consolidated financial statements of Piedmont Office Realty Trust, Inc. and subsidiaries, and the effectiveness of Piedmont Office Realty Trust, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Office Realty Trust, Inc. and subsidiaries for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 19, 2025